Exhibit 99.1

Contact:	Kelly Tacke
Executive Vice President and Chief Financial Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

SECOND QUARTER FISCAL 2010 RESULTS

DALLAS, Texas (October 27, 2009) – Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the second quarter and first six months of fiscal 2010 ended September 25, 2009.

Overview

Net sales for the second quarter of fiscal 2010 totaled $74.8 million compared with $110.7 million in the year-earlier period. Palm Harbor reported an operating loss of $6.6 million for the second quarter of fiscal 2010 compared with an operating loss of $4.4 million for the second quarter of fiscal 2009. Net loss for the second quarter of fiscal 2010 totaled $10.4 million, or ($0.45) per share, compared with a net loss of $7.8 million, or ($0.34) per share, a year ago. For the second quarter of fiscal 2009, losses associated with Hurricane Ike incurred by the Company’s insurance company, Standard Casualty, and from weather-related transportation and delivery delays in Texas and the east coast, reduced profitability by approximately $0.10 per share. Excluding these non-recurring items, net loss for the second quarter of fiscal 2009 was ($0.24) per share.

Net sales for the first six months of fiscal 2010 were $157.2 million compared with $240.7 million in the year-earlier period. Net loss for the first half of fiscal 2010 totaled $20.4 million, or ($0.89) per share, compared with a net loss of $8.3 million, or ($0.37) per share, in the first half of fiscal 2009. The results for the first half of fiscal 2009 included a pre-tax gain of $3.8 million, or $0.17 per share, on the repurchase of convertible senior notes. Excluding this gain and the non-recurring items noted above, net loss for the first half of fiscal 2009 was ($0.44) per share.

Improved Operating Efficiencies

Commenting on the results, Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “Our results for the second quarter reflect the ongoing challenges facing the overall housing industry. Revenues have clearly been affected by constrained demand for factory-built housing products resulting from more restrictive financing environment and an over-supply of discounted site-built homes. While our year-over-year revenues declined 32 percent, this trend still compares favorably with the year-to-date overall industry decline of 43.2 percent for HUD-code manufactured housing and a 50.4 percent decline in modular sales.

“With the expected reduction in revenues, we have continued to streamline our operating costs. As a result of our improved manufacturing efficiencies, gross margin for the second fiscal quarter was a solid 24.1 percent, unchanged from the prior year. We have effectively lowered our quarterly selling, general and administrative costs by 21 percent, or an annualized reduction of $26 million, from the same period a year ago. We are now better positioned to sustain a continued downturn and, at the same time, benefit from any market improvement when it occurs. We are encouraged by some modest improvement in store traffic and sales as we begin our third fiscal quarter. However, we believe the primary catalyst for a meaningful improvement in demand for factory-built housing products will depend on a significant change in credit availability. We remain hopeful that congressional mandated expansion of government sponsored lending for factory-built housing will have a further positive impact on business in 2010.

“In light of the current sales environment, we are carefully managing our costs and are pleased, but not satisfied, with the progress we have made in improving our operating efficiencies,” added Keener. “At the same time, we are pursuing innovative ways to both expand our product offering and reach new distribution channels to further drive revenues. We believe the commercial and military markets for modular products represent a new growth opportunity at higher price points than the residential market. We will start production on a $13.5 million military project that will be completed in calendar year 2010 and we will continue to aggressively bid on additional future projects.

Profitable Insurance and Finance Businesses

“Our financial services operations have continued to support our business through this challenging environment. Standard Casualty, our insurance subsidiary, has remained a very consistent performer for the Company with steady growth in policies written and a profitable second quarter. Country Place Mortgage, Palm Harbor’s mortgage lending subsidiary, also remains profitable and its loan portfolio continues to perform significantly better than the national residential delinquency rates reported in the most recent Mortgage Bankers Association National Delinquency Survey. Country Place is focused on building its conforming mortgage business and is well positioned to meet current specialized loan demand as an approved Fannie Mae seller servicer and FHA lender,” added Keener.

Cash Flow Improvement

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “Our top priority for fiscal 2010 is to manage our liquidity with a tight focus on cash generation and cash preservation in every area of our operations. For the first six months of fiscal 2010, we had positive cash flows from operating activities of approximately $13 million. Our balance sheet reflected $17.3 million in cash and cash equivalents at the end of the second fiscal quarter, compared with $12.4 million at the end of fiscal 2009. We remain committed to maintaining a strong balance sheet in light of today’s challenging economic conditions.”

A conference call regarding this release is scheduled for Wednesday, October 28, 2009, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operation

(Dollars in thousands, except per share data)

For the second quarter and six months ended September 25, 2009 and September 26, 2008

	Second Quarter Ended		Six Months Ended
	Sept. 25, 2009	Sept. 26, 2008(1)	Sept. 25, 2009	Sept. 26, 2008(1)
	(Unaudited)		(Unaudited)
Net sales	$74,797	$110,716	$157,218	$240,737
Cost of sales	56,784	84,081	119,881	182,145

Gross profit	18,013	26,635	37,337	58,592
Selling, general and administrative expenses	24,657	31,084	49,035	62,263

Loss from operations	(6,644)	(4,449)	(11,698)	(3,671)

Interest expense	(4,054)	(4,493)	(9,018)	(9,372)
Gain on repurchase of convertible senior notes	—	738	—	3,775
Other income	211	583	439	1,164

Loss before income taxes	(10,487)	(7,621)	(20,277)	(8,104)
Income tax benefit (expense)	91	(184)	(97)	(242)

Net loss	$(10,396)	$(7,805)	$(20,374)	$(8,346)

Loss per common share:
Basic and diluted	$(0.45)	$(0.34)	$(0.89)	$(0.37)

Weighted average common shares outstanding:
Basic and diluted	22,875	22,869	22,875	22,860

Condensed Balance Sheets

(Dollars in thousands)

September 25, 2009 and March 27, 2009

	September 25, 2009	March 27, 2009(1)
	(Unaudited)
Assets
Cash and cash equivalents	$17,324	$12,374
Trade accounts receivables	20,543	23,458
Consumer loans receivable, net	184,227	191,597
Inventories	85,948	97,144
Property, plant and equipment, net	33,088	35,937
Other assets	44,403	51,172

Total Assets	$385,533	$411,682

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$69,116	$64,836
Floor plan payable	44,550	49,401
Convertible debt	49,117	47,939
Warehouse revolving debt	4,471	3,589
Securitized financings	130,969	140,283
Shareholders’ equity	87,310	105,634

Total Liabilities and Shareholders’ Equity	$385,533	$411,682

(1)	Included in the Company’s second quarter results for fiscal 2010 and 2009 is the impact of approximately $589,000 and $676,000, respectively, of non-cash interest expense related to the retrospective adoption of new accounting rules related to convertible debt instruments that may be settled in cash upon conversion. For the year-to-date period for fiscal 2010 and 2009, the impact is approximately $1,178,000 and $1,476,000, respectively. This additional non-cash interest expense represents the amortization of a debt discount recorded against the Company’s convertible debt as required under the new accounting rules, applied retrospectively.

PALM HARBOR HOMES, INC.

Quick Facts

	Second Quarter Ended		Six Months Ended
	Sept. 25, 2009	Sept. 26, 2008	Sept. 25, 2009	Sept. 26, 2008
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	81	87	86	87
Added	—	—	—	—
Closed	(3)	—	(8)	—

Ending	78	87	78	87

Factory-built homes sold through:
Company-owned superstores and builder locations	596	828	1,176	1,737
Independent dealers, builders and developers	170	312	319	596

Total factory-built homes sold	766	1,140	1,495	2,333

Factory-built homes sold as:
Single-section	171	189	305	386
Multi-section	431	673	853	1,388
Modular	164	278	337	559

Total factory-built homes sold	766	1,140	1,495	2,333

Commercial buildings sold:
Number of commercial buildings sold	11	5	40	31
Net sales from commercial buildings sold (in 000’s)	$1,735	$592	$9,644	$9,807

Average sales prices:
Manufactured housing – retail	$67,000	$74,000	$68,000	$75,000
Manufactured housing – wholesale	$51,000	$53,000	$53,000	$52,000
Modular housing – consumer	$168,000	$171,000	$168,000	$172,000
Modular housing – builder and developer	$73,000	$67,000	$74,000	$73,000

Homes produced	716	1,052	1,372	2,072
Internalization rate (residential manufactured and modular)	75%	67%	74%	68%

FINANCIAL SERVICES
Loan originations
CPM	81	54	143	171

Insurance penetration:
Warranty	85%	93%	88%	93%
Physical damage	68%	69%	68%	69%